Exhibit 10.6

SENDGRID, INC.

EXECUTIVE SEVERANCE BENEFIT PLAN

Section 1.                                          INTRODUCTION.

The SendGrid, Inc. Executive Severance Benefit Plan (the “Plan”) is hereby established effective as of the Effective Date.  The purpose of the Plan is to provide for the payment of severance benefits to selected employees of SendGrid, Inc. (the “Company”) that constitute a select group of management or highly compensated employees in the event that such employees become subject to involuntary employment terminations.  This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)                                 “2017 Plan” means the Company’s 2017 Equity Incentive Plan, as amended.

(b)                                 “Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.  The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)                                  “Annual Base Salary” means the annualized base pay amount (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to a Covered Termination.

(d)                                 “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(e)                                  “Cause” shall have the meaning ascribed to such term in any Individual Service Arrangement defining such term and, in the absence of such agreement, such term means, with respect to an Eligible Employee, the occurrence of any of the following events: (i) such Eligible Employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Eligible Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Eligible Employee’s intentional, material violation of any contract or agreement between the Eligible Employee and the Company or of any statutory duty owed to the Company; (iv) such Eligible Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Eligible Employee’s gross misconduct.

(f)                                   “Change in Control” shall have the meaning provided to such term in the 2017 Plan.

(g)                                 “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control.  In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(h)                                 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(j)                                    “Company” means SendGrid, Inc. or, following a Change in Control, the surviving Entity resulting from such event.

(k)                                 “Covered Period” means the period commencing on the Closing of a Change in Control and ending twelve (12) months following the Closing of a Change in Control.

(l)                                    “Covered Termination” means an employee’s termination from all positions he or she then holds with the Company, which termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder), and (i) which is due to a termination by the Company without Cause and other than as a result of death or disability or (ii) due to a termination by the Eligible Employee with Good Reason.

(m)                             “Director” means a member of the Board.

(n)                                 “Effective Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock, pursuant to which the Company’s common stock is priced for the initial public offering.

(o)                                 “Eligible Employee” means an employee of the Company that meets all the requirements to be eligible to receive Plan benefits as set forth in Section 2, including timely provision of an effective Release (as such term is defined in Section 2(b)).

(p)                                 “Employment Agreement” means any individual employment offer letter, contract or agreement that an Eligible Employee has with the Company.

(q)                                 “Entity” means a corporation, partnership, limited liability company or other entity.

(r)                                  “Equity Award” means each compensatory equity award granted to an Eligible Employee, whether under the 2017 Plan, or otherwise.

(s)                                   “Good Reason” shall have the meaning ascribed to such term in any Individual Service Arrangement defining such term, if any, and shall also mean the occurrence of any of the following events without the Eligible Employee’s written consent; provided however, that any resignation by the Eligible Employee due to any of the following events shall be deemed for Good Reason only if (i) the employee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days after the occurrence of any of the events and that the employee asserts that grounds for a resignation for Good Reason exist as a result which is not corrected within thirty (30) days after the Company (or any successor thereto) receives such written notice from the employee; and (ii) the employee resigns within one hundred twenty (120) days of the first occurrence of the applicable event: (A) a material diminution of the Eligible Employee’s duties, position or responsibilities, provided, however, a mere change in title or reporting relationship following a Change in Control will not by itself constitute “Good Reason” for the Eligible Employee’s resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company as a whole to a division or unit of the acquiring entity will not by itself result in a “diminution;” (B) a reduction by the Company in the Eligible Employee’s base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); or (C) the material relocation of the Eligible Employee’s assigned office location resulting in an increase in the Eligible Employee’s one-way commuting distance from the Eligible Employee’s then current principal place of employment by more than thirty (30) miles.

(t)                                    “Individual Severance Arrangement” means any Employment Agreement providing for severance or change in control benefits to an Eligible Employee or any other severance arrangement between the Eligible Employee and the Company other than the Plan, in each case that remains in effect through the date of a Covered Termination.

(u)                                 “Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing.

(v)                                 “Qualified Plan” means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(w)                               “Representative” means one or more members of the Board or other persons or Entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 8(a).

(x)                                 “Severance Period” means, either (i) six (6) months (or in the case of the Company’s Chief Executive Officer, twelve (12) months) following a Covered Termination that is outside of the Covered Period or (ii) twelve (12) months (or in the case of the Company’s Chief Executive Officer, eighteen (18) months) following a Covered Termination during the Covered Period.

(y)                                 “Target Bonus” means, with respect to an Eligible Employee, the Eligible Employee’s target annual bonus under the Company’s annual cash bonus plan or policy, or if the Company does not maintain such a plan or policy, the target annual bonus under the terms of the Eligible Employee’s Employment Agreement or other agreement with the Company, in each case applicable to such Eligible Employee for the calendar year in which the Covered Termination of such Eligible Employee occurs.  If no cash bonus plan or policy or such an agreement is in effect for the employee for the year in which the Covered Termination occurs, the Target Bonus for such employee will be $0.

(z)                                  “Termination Date” means the effective date of an Eligible Employee’s Covered Termination.

Section 2.                                          ELIGIBILITY FOR BENEFITS.

(a)                                 Eligible Employee.  An employee of the Company is eligible to participate in the Plan if (i) the employee is a Senior Vice President or higher level officer; (ii) the Board has designated such employee as eligible to participate in the Plan and notified such employee in writing of the employee’s eligibility to participate; (iii) such employee’s employment with the Company terminates due to a Covered Termination; and (iv) such employee meets the other Plan eligibility requirements set forth in this Section 2 and the Plan.  The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)                                 Release Requirement.  In order to be eligible to receive benefits under the Plan, the employee also must execute a separation agreement and release containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner determined by the Company(the “Release”), and the Release must become effective within the applicable time period set forth therein, but in no event more than sixty (60) days following the Termination Date of the applicable Covered Termination.  The

Release may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(c)                                  No Duplicative Benefits Provided Under Plan.  This Plan does not supersede the terms of any Individual Severance Arrangement or Equity Award in effect as of the Effective Date.  Unless otherwise determined by the Plan Administrator in its discretion, if an employee is an Eligible Employee and otherwise eligible to receive severance benefits under this Plan that are of the same category and would otherwise duplicate the benefits available under the terms of any Individual Severance Arrangement (“Duplicative Benefits”) such Eligible Employee will receive severance benefits under the Individual Severance Arrangement in lieu of any Plan benefits to the extent such benefits are Duplicative Benefits, and severance benefits will be provided under the Plan only to the extent, if any, that Plan benefits are not Duplicative Benefits.

(d)                                 Exceptions to Benefit Entitlement.  An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)                                 The employee is terminated by the Company for any reason (including due to the employee’s death or disability) or voluntarily terminates employment with the Company in any manner, and in either case, such termination does not constitute a Covered Termination.  Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)                                 The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)                                 The employee is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate.  For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the employee substantially the same level of responsibility and compensation.

(4)                                 The employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control  in a “substantially equivalent or comparable position” as defined in Section 2(d)(3).  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.  For the avoidance of doubt, an employee who becomes immediately reemployed as described in this Section 2(d)(4) by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control shall continue to be an Eligible Employee following the date of such reemployment.

(5)                                 The employee is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3.                                          AMOUNT OF BENEFIT.

(a)                                 Severance Benefit.  Benefits under the Plan shall be provided to an Eligible Employee as follows, subject to any delay in payment that may be required by Section 5:

(1)                                 Base Compensation.  The Eligible Employee will be entitled to receive an amount equal to the Eligible Employee’s Annual Base Salary (disregarding for this purpose, any reduction of the Eligible Employee’s Base Salary that results in a termination for Good Reason) for the Severance Period payable in substantially equal installments in accordance with the Company’s regular payroll practice over such period, commencing within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall begin to be paid in the second calendar year and the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date.

(2)                                 Pro-Rated Target Bonus. An amount equal to the Eligible Employee’s Target Bonus, pro-rated based on the number of days actually served in the calendar year during which the Termination Date occurs will be payable to the Eligible Employee within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be made in the second calendar year.

(3)                                 Accelerated Vesting of Stock Awards.

(1)                                 If, in connection with a Change in Control, (x) an Equity Award is assumed or continued by the successor or acquiror entity in such Change in Control or such Equity Award is substituted for a similar award of the successor or acquiror entity, and (y) an Eligible Employee experiences a Covered Termination during the Covered Period, then effective as of the effective date of the Release, to the extent not previously vested: (A) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are subject to time-based vesting restrictions that are held by the Eligible Employee on such date shall be accelerated in full, (B) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Eligible Employee by the Company that lapse based on the Eligible Employee’s continued performance of services shall lapse in full, and (C) the vesting of any other Equity Awards that are subject to time-based vesting restrictions granted to the Eligible Employee by the Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full; provided, however, that the foregoing provisions shall not apply to stock awards issued under or held in any Qualified Plan.  For purposes any Equity Awards that are subject to performance-based vesting shall only vest, if at all, in accordance with the terms of the applicable Plan and award agreement with respect thereto.

(2)                                 If, in connection with a Change in Control, an Equity Award that is subject to time-based vesting shall terminate and will not be so assumed or continued by the successor or acquiror entity in such Change in Control or substituted for a similar award of the successor or acquiror entity, then, each Eligible Employee will receive the benefit described in Section 3(a)(3)(1), above, effective as of immediately prior to the Closing with respect to each such Equity Award.

(3)                                 In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the Eligible Employee’s stock option and other stock award agreements or the applicable equity incentive plan under which such Equity Award was granted that provides that any then unvested portion of the stock option or other stock award will immediately expire upon the Eligible Employee’s termination of service, the stock options and stock awards referred to in this Section 3(a)(3) shall remain outstanding after an Eligible Employee’s Covered Termination to the extent necessary to give effect to the potential vesting acceleration in Section 3(a)(3)(1), provided that no further vesting of any such Equity Awards shall occur during such period.

(4)                                 Notwithstanding anything to the contrary set forth herein, the Eligible Employee’s Equity Awards shall remain subject to the terms of the applicable Company plan and award documents under which such stock option and other stock award was granted, including any provision for earlier termination of such stock awards upon a “corporate transaction,” “change in control” or similar event under the terms of the applicable Company equity incentive plan or substantially equivalent provisions applicable to such stock option or stock award.  In the event that the terms and conditions of an Individual Severance Arrangement or Equity Awards would provide more favorable benefits with respect to the accelerated vesting of Equity Awards in connection with a Change in Control and/or a Covered Termination than the terms and conditions of this Plan, then the Eligible Employee shall remain eligible to receive such benefits under such Individual Severance Arrangement or Equity Award, and not the applicable terms of this Plan.

(4)                                 Payment of Continued Group Health Plan Benefits.

(i)                                    Provided that the Eligible Employee is a participant in the Company’s group health plans as of immediately prior to the Covered Termination, if the Eligible Employee timely elects continued group health plan continuation coverage under COBRA with respect to such group health plans, the Company shall directly pay to the Company’s group health care provider an amount equal to the COBRA premiums, less the amount the Eligible Employee would have had to pay to receive group health coverage for the Eligible Employee and the Eligible Employee’s covered dependents based on the cost sharing levels in effect on the Eligible Employee’s Termination Date (which for the avoidance of doubt the Eligible Employee shall be required to pay directly to the Company’s group health care provider together with any administrative or additional costs due with respect to such COBRA coverage), for the Eligible Employee and the Eligible Employee’s covered dependents under such plans during the period commencing on the Termination Date and ending upon the last day of the earlier of (x) the Severance Period following the Covered Termination, (y) the expiration of the Eligible Employee’s eligibility for the continuation coverage under COBRA, or (z) the date when the Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Payment Period”).  Upon the conclusion of such period of insurance premium payments made by the Company, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Employee’s eligible COBRA coverage period.  For purposes of this Section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Eligible Employee’s sole responsibility.

(ii)                                Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Eligible Employee’s behalf, the Company will instead pay the Eligible Employee on the last day of each remaining month of the Severance Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Eligible Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to the Eligible Employee’s continued eligibility for COBRA coverage during the Severance Period.  Such Special Severance Payment shall end upon expiration of the Severance Period.

(b)                                 Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Employees (“Non-Eligible

Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated.  If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)                                  Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, or (iii) any other severance benefit agreement or arrangement between the Company and the Eligible Employee, and the Plan Administrator shall so construe and implement the terms of the Plan, in each case to the extent compliant with Section 409A of the Code.  Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice).  The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)                                 Parachute Payments.  The following provisions shall not supersede any provisions to the contrary provided under any Individual Severance Arrangement, if applicable:

(1)                                 Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below).  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(2)                                 In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(3)                                 Unless the Eligible Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

Section 4.                                          RETURN OF COMPANY PROPERTY.

An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5.                                          TAX WITHHOLDING; OFFSET; SECTION 409A.

All payments under the Plan will be subject to applicable withholding for federal, state and local taxes.  If an Eligible Employee is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.  All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v).  However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Employee’s Termination Date or prior to the effective date of the Release.  If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date.

The Company makes no representation or warranty and will have no liability to any Eligible Employee or to any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

Section 6.                                          REEMPLOYMENT.

In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7.                                          TRANSFER AND ASSIGNMENT.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company.  The Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs.

Section 8.                                          RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a)                                 Interpretation and Administration.  Prior to the Closing, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons.  Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period.  All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees.  Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b)                                 Amendment.  The Plan Administrator reserves the right to amend this Plan at any time in its discretion; provided, however, that any amendment of the Plan that would adversely affect a particular employee will not be effective as to such employee without his or her written consent if at the time of such amendment such employee previously has been terminated in a Covered Termination.

(c)                                  Termination.  The Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.  The Plan may be earlier terminated at any time at the discretion of the Plan Administrator, provided, however, that no such discretionary termination by the Plan Administrator may be implemented with respect to any employee without his or her written consent if at such time the employee previously has been terminated in a Covered Termination.

Section 9.                                          NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 10.                                   LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Delaware.

Section 11.                                   CLAIMS, INQUIRIES AND APPEALS.

(a)                                 Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

SendGrid, Inc.

Board of Directors

1801 California Street, Suite 500

Denver, CO 80202

(b)                                 Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)                                 an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)                                  Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

SendGrid, Inc.

Board of Directors

1801 California Street, Suite 500

Denver, CO 80202

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)                                 Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)                                 a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)                                  Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)                                   Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 11, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 12.                                   BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 13.                                   OTHER PLAN INFORMATION.

(a)                                 Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-0554600.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b)                                 Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)                                  Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

SendGrid, Inc.

1801 California Street, Suite 500

Denver, CO 80202

In addition, service of legal process may be made upon the Plan Administrator.

(d)                                 Plan Sponsor.  The “Plan Sponsor” is:

SendGrid, Inc.

1801 California Street, Suite 500

Denver, CO 80202

(888) 985-7363

(e)                                  Plan Administrator.  The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing.  The Plan Administrator’s contact information is:

SendGrid, Inc.

Board of Directors or Representative

1801 California Street, Suite 500

Denver, CO 80202

(888) 985-7363

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 14.                                   STATEMENT OF ERISA RIGHTS.

Eligible Employees in this Plan (which is a welfare benefit plan sponsored by SendGrid, Inc.) are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)                                 Receive Information About Your Plan and Benefits

(1)                                 Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)                                 Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Plan Administrator may make a reasonable charge for the copies; and

(3)                                 Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b)                                 Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)                                  Enforce Your Rights.  If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable,

and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)                                 Assistance with Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.